Exhibit 99.1

For Immediate Release	Release No. 08-06

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Executive Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2100
www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC. RECEIVES DEFINITIVE OFFER
TO ACQUIRE THE COMPANY AT $12.10 PER SHARE FROM LUTHER KING CAPITAL MANAGEMENT
     ATLANTA, April 22, 2008 — Industrial Distribution Group, Inc. (“IDG” or the “Company”) (NASDAQ: IDGR), a leading nationwide supplier of maintenance, repair, operating and production (MROP) products and Flexible Procurement Solutions™ services to manufacturers and other industrial users, announced today, after the market close, that the Company has received a definitive offer from affiliates of Luther King Capital Management (“LKCM”) to acquire all outstanding shares of the Company’s stock for a price of $12.10 per share in cash to the Company’s stockholders, an increase from LKCM’s earlier proposed offer of $11.70 per share that was subject to due diligence. LKCM’s definitive offer was conveyed by delivery of an executed Agreement and Plan of Merger (the “LKCM Merger Agreement”), along with an equity financing commitment letter from an LKCM investment fund.
     The LKCM offer followed the Company’s announcement yesterday that it had received an $11.80 per share increased offer from Platinum Equity Advisors, LLC (“Platinum Equity”) that would expire at 5:00 p.m. today, and that the Board of Directors had authorized the Company to accept the increased offer from Platinum Equity, if the Company did not receive a definitive offer that constituted a “Superior Proposal” before the expiration.
     At a special meeting this afternoon, the Board unanimously determined that the $12.10 per share LKCM offer is a “Superior Proposal” relative to the Platinum Equity offer, and that the Company would not accept the offer from Platinum Equity to amend its February 20, 2008 merger agreement to establish a price of $11.80 per share. The Company has notified Platinum Equity that the Board of Directors intends to withdraw its recommendation of the pending acquisition of the Company by Platinum Equity in order to accept and recommend the LKCM definitive offer of $12.10 per share to acquire the Company.
     Pursuant to the Platinum Equity merger agreement, Platinum Equity has the option until 5:00 p.m., Eastern Time, on Friday, April 25, 2008, to match or exceed the LKCM $12.10 per share offer. LKCM’s offer

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expires at 12:00 p.m., Eastern Time, on Saturday, April 26, 2008, if not accepted by the Company, unless it is extended by LKCM. Under the Company’s existing merger agreement with Platinum Equity, the Company would be required to pay a 3% break-up fee to Platinum Equity if the Board accepts and recommends the LKCM Merger Agreement. LKCM has agreed to reimburse the Company for the payment of the break-up fee to Platinum Equity under certain conditions.
     In earlier news today, WESCO Distribution, Inc. (“WESCO”) (NYSE: WCC) announced its decision not to continue with its earlier interest in acquiring the Company. As previously announced, WESCO had delivered on April 15, 2008 a definitive offer to acquire the Company at a price of $11.75, which offer had been topped on April 21, 2008 by Platinum Equity’s current offer of $11.80 per share.
     “We are pleased that Luther King Capital Management, our largest stockholder at approximately 15%, has expressed this tangible belief in the value of IDG and is willing to deliver that value to all of our stockholders,” commented Richard M. Seigel, IDG’s Chairman of the Board. “Consistent with our obligations to Platinum Equity, however, we will cooperate with Platinum Equity as it develops its response.”
     Whether or not Platinum Equity matches or tops the $12.10 price offered by LKCM, the date for the special meeting of stockholders, presently scheduled for May 1, 2008, will need to be rescheduled in order to satisfy the required period for notice to the Company’s stockholders about developments since the previously distributed March 31, 2008 proxy statement. The Board of Directors has not determined the new meeting date, which will depend on both the identity of the ultimate purchaser of the Company and when that is established definitively. The Company expects to set the date as early as possible, consistent with legal requirements. In any event, the Company will distribute a revised or new proxy statement to its stockholders in connection with their vote on the acquisition transaction that is ultimately recommended by the Board of Directors.
ABOUT IDG
     IDG is a nationwide distributor of products and services that creates competitive advantages for its customers. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company’s more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.
     Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions™. These solutions emphasize and utilize IDG’s specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG’s associates work full time in more than 100 customers’ manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.
     IDG serves approximately 12,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The Company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

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ADDITIONAL INFORMATION
     Important Additional Information Regarding the Merger will be Filed with the SEC.
     This press release may be deemed to be soliciting material relating to the proposed merger between IDG and an affiliate of LKCM. In connection with the proposed merger, IDG has filed a proxy statement with the Securities and Exchange Commission (the “SEC”). IDG will file supplemental proxy solicitation materials as required by law and SEC regulations. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY ADDITIONAL FILED PROXY MATERIALS BECAUSE THESE CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Stockholders may obtain a free copy of the proxy statement and additional filed proxy materials (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. IDG’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Industrial Distribution Group, Inc., 950 E. Paces Ferry Road, Suite 1575, Atlanta, GA 30326 (404) 949-2100, or from IDG’s website, www.idglink.com.
     IDG and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from IDG’s stockholders with respect to the merger. Information about IDG’s directors and executive officers and their ownership of IDG common stock is set forth in the proxy statement filed with the SEC on March 31, 2008. Stockholders and investors may obtain additional information regarding the interests of IDG and its directors and executive officers in the proposed transactions, which may be different than those of IDG’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed transactions, when they have been filed with the SEC.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words “looking forward”, “believe”, “expect”, “intend”, “estimate”, “anticipate”, “likely”, “project”, “may”, “will” and similar expressions identify forward-looking statements. The Company warns that any forward-looking statements in this release involve numerous risks and uncertainties related to the consummation of the transaction. These risks and uncertainties include, but are not limited to, (i) the possibility of amended proposals by Platinum Equity or LKCM, (ii) stockholder approval of a proposed transaction, and (iii) satisfaction of conditions to a proposed transaction, many of which are based on IDG’s current expectations and assumptions and involve certain unknown risks and uncertainties. If these or other significant risks and uncertainties occur, or if our underlying assumptions prove inaccurate, our actual results could differ materially and the conditions to the consummation of the transaction may not be satisfied. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and

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the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.
Contact:
Jack P. Healey
Executive Vice President and Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2100
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